SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

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ANWORTH MORTGAGE ASSET CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 21, 2005

Dear Stockholder:

Our annual meeting of stockholders will be held at the principal offices of our company located at 1299 Ocean Avenue, Suite 250, Santa Monica, California, at 10:00 a.m. on Friday, May 27, 2005. The formal meeting notice and our proxy statement for the meeting are attached.

Each of the proposals to be presented at the annual meeting are described in the accompanying proxy statement. We urge you to carefully review the proxy statement which discusses each of the proposals in more detail.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. Returning your completed proxy will ensure your representation at the annual meeting.

We look forward to seeing you on May 27.

Sincerely,

Lloyd McAdams

Chairman and Chief Executive Officer

ANWORTH MORTGAGE ASSET CORPORATION

1299 Ocean Avenue, Suite 250

Santa Monica, California 90401

(310) 255-4493

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 27, 2005

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Anworth Mortgage Asset Corporation, a Maryland corporation, will be held on Friday, May 27, 2005 at 10:00 a.m. at our principal offices located at 1299 Ocean Avenue, Suite 250, Santa Monica, California 90401 for the following purposes:

1.	To elect six directors to serve for the ensuing year or until their successors are duly elected and qualified;

2.	To ratify the appointment of BDO Seidman, LLP as our independent accountants and auditors for the fiscal year ending December 31, 2005; and

3.	To transact such other business as may properly come before the annual meeting or at any adjournment or postponement thereof.

Your Board recommends that you vote for each of the proposals. Stockholders of record at the close of business on April 15, 2005 are entitled to vote at the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting in person. To ensure your representation at the annual meeting, you are urged to mark, sign, date and return the enclosed proxy card promptly in the postage-paid envelope enclosed for that purpose. Any stockholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

Sincerely,

Thad M. Brown

Secretary

Santa Monica, California

April 21, 2005

ANWORTH MORTGAGE ASSET CORPORATION

1299 Ocean Avenue, Suite 250

Santa Monica, California 90401

(310) 255-4493

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 27, 2005

INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement contains information related to the annual meeting of Anworth Mortgage Asset Corporation, which will be held on Friday, May 27, 2005 at the principal offices of our company located at 1299 Ocean Avenue, Suite 250, Santa Monica, California 90401, or at any adjournment or postponement thereof.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be consider and vote upon the following matters:

•	The election of six directors to our board of directors (the “Board”);

•	The ratification of the appointment of BDO Seidman, LLP as our independent accountants and auditors for the fiscal year ending December 31, 2005; and

•	Such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

We sent you these proxy materials because the Board is requesting that you allow your common shares to be represented at the meeting by the proxyholders named in the enclosed proxy card. This proxy statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission, or SEC, and that is designed to assist you in voting your shares. On April 21, 2005, we began mailing these proxy materials to all stockholders of record at the close of business on April 15, 2005.

Who is entitled to vote at the annual meeting?

Holders of record of our common stock at the close of business on April 15, 2005 are entitled to vote at the annual meeting. As of April 15, 2005, there were 47,376,618 shares of our common stock outstanding. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the annual meeting.

Your vote is important. Stockholders can vote in person at the annual meeting or by proxy. If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the other proposals.

What votes are needed to hold the annual meeting?

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the annual meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting who will determine whether or not a quorum is present. For purposes of determining whether a quorum is present, abstentions and broker non-votes are counted as present.

How does the Board recommend that I vote on the proposals?

If no instructions are indicated on your valid proxy, the proxyholders will vote in accordance with the recommendations of the Board. The Board recommends a vote:

•	“FOR” each of the nominees for director listed in this proxy statement;

•	“FOR” the ratification of BDO Seidman, LLP as our independent accountants and auditors for the fiscal year ending December 31, 2005.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the proxyholders will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should contact your broker and ask what directions your broker will need from you. Your broker will not be able to vote your shares without instructions from you.

Can I change my vote after I have mailed my signed proxy card?

There are three ways in which you can change your vote before your proxy is voted at the annual meeting. First, you can send our secretary a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the annual meeting and vote in person. Your attendance at the annual meeting will not, however, by itself revoke your proxy. If you hold your shares in “street name” and have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

What vote is required to approve each proposal?

The directors receiving the most votes at a meeting at which a quorum is present will be elected. The affirmative vote of a majority of all votes cast on the matter at a meeting at which a quorum is present is necessary to ratify the appointment of BDO Seidman, LLP as our independent accountants and auditors and to approve any other proposals to be brought before the annual meeting.

What is the effect of abstentions and broker non-votes?

Abstentions will not be counted as votes cast and will have no effect on the result of the vote. Broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Board consists of six members, four of whom are independent within our director independence standards, which are consistent with the recently adopted director independence standards of the New York Stock Exchange, or NYSE. On April 6, 2005, Charles Smith informed us that he will retire from the Board effective on the date of the annual meeting. On the recommendation of our Nominating and Corporate Governance Committee, we are proposing to re-elect five of the existing Board members and have nominated an additional independent board member to fill the vacancy created by Mr. Smith’s departure. Consequently, at the annual meeting, a total of six directors will be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified.

Unless otherwise instructed, the proxyholders will vote the proxies received by them for the six nominees named below. If any of our nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. It is not presently expected that any of the nominees named below will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in a manner to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxyholders.

Information Regarding Nominees for Director

Biographical summaries and ages as of the date hereof of individuals nominated by the Board for election as directors are provided below:

Lloyd McAdams, age 59, has been our Chairman of the Board, President and Chief Executive Officer since our formation in 1997. Mr. McAdams served in those capacities at Anworth Mortgage Advisory Corporation, our management company, from its formation in 1997 until its merger with our company in June 2002. Mr. McAdams has also served as Chairman of the Board of Belvedere Trust Mortgage Corporation, or Belvedere Trust, and Chairman of the Board and Chief Executive Officer of its management company, BT Management Company, L.L.C., or BT Management, since their formation in November 2003. Mr. McAdams is also the Chairman of the Board, Chief Investment Officer and co-founder of Pacific Income Advisers, Inc., or PIA, an investment advisory firm organized in 1986 that manages an investment portfolio for institutional and individual clients. Mr. McAdams is also the Chairman of Syndicated Capital, Inc., a registered broker-dealer. Mr. McAdams holds a Bachelor of Science in Statistics from Stanford University and a Masters in Business Administration from the University of Tennessee. Mr. McAdams is a Chartered Financial Analyst charterholder and a Certified Employee Benefit Specialist.

*Charles H. Black, age 78, has been a director of our company since its formation. Since 1985, Mr. Black has been a private investor and financial consultant. From 1985 to 1987, he served as Vice Chairman and Director of Pertron Controls Corporation. From 1982 to 1985, Mr. Black served as the Executive Vice President, Director, Chief Financial Officer and Chairman of Investment Committee for Kaiser Steel Corporation. From 1980 to 1982, Mr. Black served as Executive Vice President and Chief Financial Officer of Great Western Financial Corporation. From 1957 to 1980, Mr. Black served at Litton Industries, where he ultimately held the position of Corporate Vice President and Treasurer. Mr. Black serves as an advisory director of Windsor Capital Group, Inc. and Advance Storage Products.

*Joe E. Davis, age 70, has been a director of our company since its formation. Since 1982, Mr. Davis has been a private investor. From 1974 to 1982, Mr. Davis served as President and Chief Executive Officer of National Health Enterprises, Inc. Mr. Davis also serves as a director of Natural Alternatives, Inc. and American Funds Insurance Series.

Joseph E. McAdams, age 36, has been a director and Executive Vice President of our company since June 2002 and Chief Investment Officer of our company since January 2003. Mr. McAdams joined our company as a Vice President in June 1998. Mr. McAdams has also served as a director of Belvedere Trust and a manager of BT Management since their formation. Mr. McAdams joined PIA in 1998 and holds the position of Vice President. Mr. McAdams serves as Fixed Income Portfolio Manager of PIA with a specialty in mortgage-backed securities and is also responsible for PIA’s fixed income trading. Prior to joining PIA, from 1993 to 1998, Mr. McAdams was employed by Donaldson, Lufkin & Jenrette Securities Corp. as a mortgage-backed security trader and analyst. Mr. McAdams holds a Master of Arts degree in Economics from the University of Chicago and a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania. Mr. McAdams is also a Chartered Financial Analyst charterholder.

*Lee A. Ault, III, age 68, has been a director of our company since August 2002. Since 1999, Mr. Ault has served as Chairman of the Board of In-Q-Tel, Inc., an information technology company. From 1968 until 1992, he was Chief Executive Officer of Telecredit, Inc., a payment services company. He also served as President of Telecredit, Inc. from 1968 until 1983 and as Chairman of the Board from 1983 until 1992. Mr. Ault also serves as a director of Equifax, Inc., Office Depot, Inc. and American Funds Insurance Services.

*Robert C. Davis, age 60, was nominated to serve as a director by our Nominating and Governance Committee in April 2005. Mr. Davis has been the Chief Executive Officer of OneTouch Technologies Corporation since 2000. Prior to that, he served as Chief Executive Officer and Chairman of the Board of Amcare, Inc., as a director of Roger Cleveland Golf Company, Inc., and as the President and Chief Operating Officer of National Health Enterprises, Inc. Mr. Davis holds both a Master of Business Administration degree in Finance and a Bachelor of Science degree in Accounting from the University of Southern California.

*	Member or nominee to be member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Vote Required

The directors receiving the most votes at a meeting at which a quorum is present will be elected.

The Board recommends that you vote FOR the election of each of the nominees listed above. Proxies received will be so voted unless stockholders specify otherwise in the proxy.

Corporate Governance

The Board believes we have observed sound corporate governance practices in the past. Nevertheless, during the past three years, and particularly following enactment of the Sarbanes-Oxley Act of 2002, we, like many public companies, have addressed the changing environment by reviewing our policies and procedures and, where appropriate, adopting new practices. In connection with these corporate governance initiatives, and based on a review of our current practices, current and pending laws and regulations, evolving corporate practices and standards and other factors, we have further formalized our principles of corporate governance by taking the following actions during the past three years:

•	adopted and further amended a revised written charter for our Audit Committee pursuant to the revised rules of the NYSE;

•	upon the merger with our external manager in 2002, formed a Compensation Committee and adopted a written charter for such committee;

•	formed a Nominating and Corporate Governance Committee and adopted a written charter for such committee pursuant to the rules of the NYSE;

•	adopted a corporate Code of Conduct which qualifies as a “code of ethics” as defined by Item 406 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	adopted Corporate Governance Guidelines pursuant to the rules of the NYSE that govern, among other things, Board member qualifications, responsibilities, compensation, management succession, as well as Board self-evaluation; and

•	nominated four of six directors for election who qualify as “independent” as defined in the rules of the NYSE.

Director Independence

The Board has determined that each of Charles H. Black, Joe E. Davis, Charles Smith and Lee A. Ault, III, who comprise the current members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and Robert C. Davis, who is a director nominee, has no material relationship with our company and is independent within our director independence standards, which are consistent with the recently adopted NYSE director independence standards and may be viewed in the corporate governance guidelines on our website. Lloyd McAdams and Joseph E. McAdams do not meet the aforementioned independence standards because they are our Chairman, Chief Executive Officer & President and Chief Investment Officer & Executive Vice President, respectively, and are employees of our company.

Board Committees

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Other committees may be established by the Board from time to time. Following is a description of each of the committees and their composition.

Audit Committee. Our Audit Committee consists of four directors: Messrs. Joe Davis (chairman), Black, Smith and Ault. Mr. Robert Davis, if elected as a director, has been named to fill the vacancy that will be created by Mr. Smith’s retirement from the Board. The Board has determined that:

•	Mr. Black qualifies as an “audit committee financial expert,” as defined by the SEC, and

•	all members of the Audit Committee, and Robert Davis, are “financially literate,” within the meaning of NYSE rules, and “independent,” under the strict audit committee independence standards of the SEC.

Our Audit Committee operates pursuant to a written charter adopted by the Board. Among other things, the Audit Committee Charter calls upon the Audit Committee to:

•	review the financial information that will be provided to the stockholders and others;

•	review the adequacy of systems of internal controls that management and the board have established;

•	review our audit and financial reporting process, and

•	maintain free and open lines of communication among the committee, our independent auditors and management.

It is not the duty of the Audit Committee to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing those financial statements. Our Audit Committee does, however, consult with management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the committee is responsible for retaining, evaluating and, if appropriate, recommending the termination of our independent certified public accountants and approving professional services provided by the independent public accountants.

The Audit Committee held five meetings during 2004.

Compensation Committee. Our Compensation Committee consists of four members: Messrs. Black (chairman), Joe Davis, Smith and Ault. Mr. Robert Davis, if elected as a director, has been named to fill the vacancy that will be created by Mr. Smith’s retirement from the Board. The Board has determined that all of the Compensation Committee members and Robert Davis qualify as:

•	“independent directors” under the NYSE independence standards;

•	“non-employee directors” under the Exchange Act Rule 16b-3; and

•	“outside directors” under Internal Revenue Code section 162(m).

Our Compensation Committee has been delegated the authority by the Board to administer our equity incentive plans, to determine the Chief Executive Officer’s salary and bonus, if any, and to make salary and bonus recommendations to the Board regarding all other employees. Our Compensation Committee operates pursuant to a written charter adopted by the board. Among other things, the charter calls upon the Compensation Committee to:

•	determine our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries and bonuses and stock option and other incentive compensation arrangements;

•	administer our 2002 Incentive Compensation Plan;

•	administer our 2004 Equity Compensation Plan; and

•	review bonus and stock and incentive compensation arrangements for our other employees.

The Compensation Committee held four meetings during 2004.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of four members: Messrs. Ault (chairman), Black, Smith and Joe Davis. Mr. Robert Davis, if elected as a director, has been named to fill the vacancy that will be created by Mr. Smith’s retirement from the Board. Our Nominating and Corporate Governance Committee establishes and implements our corporate governance practices and nominates individuals for election to the Board. The committee is composed entirely of independent directors as required by NYSE rules.

Our Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board. Among other things, the charter calls upon the Nominating and Corporate Governance Committee to:

•	develop criteria for selecting new directors and to identify individuals qualified to become Board members and members of the various committees of the Board;

•	select, or to recommend that the board select, the director nominees for the each annual meeting of stockholders and the committee nominees; and

•	develop and recommend to the Board a set of corporate governance principles applicable to the corporation.

The Nominating and Corporate Governance Committee held one meeting during 2004.

Additional Governance Matters

Code of Conduct. The Board has established a corporate Code of Conduct which qualifies as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act. Among other matters, the Code of Conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code of Conduct to appropriate persons identified in the code; and

•	accountability for adherence to the Code of Conduct.

Waivers to the Code of Conduct may be granted only by our Nominating and Corporate Governance Committee. In the event that the committee grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section of our website at www.anworth.com. The information on that website is not a part of this proxy statement.

Public Availability of Corporate Governance Documents. Our key corporate governance documents, including our Code of Conduct and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are:

•	available on our corporate website;

•	available in print to any stockholder who requests them from our corporate secretary; and

•	filed as exhibits to our securities filings with the SEC.

Director Compensation

Our independent directors receive an annual fee of $20,000, payable quarterly, for service on the Board, plus a meeting fee of $1,000 for each formally called Board or committee meeting the independent directors attend at which a quorum is present. We reimburse all of our directors for the expenses they incur in connection with attending Board and committee meetings.

Each independent member of the Board who is first elected or appointed as a board member at any time on or after the effective date of the 2004 Equity Compensation Plan is automatically granted a non-qualified stock option to purchase 10,000 shares of common stock upon the date such person is initially appointed to the Board. In addition, on the first business day in July in each calendar year following the effective date of the 2004 Equity Compensation Plan, each independent Board member then in office is automatically granted a non-qualified stock option to purchase 10,000 shares of common stock, provided such individual has served as an independent Board member for at least six months. Each initial and annual equity award automatically granted to a independent Board member vests one year after the date of grant. We may also make additional grants of equity awards to our independent Board members from time to time.

Director Attendance

During 2004, the Board held seven meetings. Each director attended more than 90% of the aggregate of the meetings of the Board and the meetings of each committee of which that director is a member.

Executive Sessions of the Board

Our independent directors meet regularly in executive session without management, as required by our corporate governance guidelines, to review the performance of management and our company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the Board. We expect the Board to have a least four executive sessions each year.

Stockholder Meeting Attendance

As a general matter, all of our directors are encouraged to attend our Annual Meetings of Stockholders. All of our directors attended the 2004 Annual Stockholders Meeting.

Compensation Committee Interlocks and Insider Participation

No officer or employee participated in deliberations of the Board concerning executive officer compensation. None of our executive officers has served on the Board or on the compensation committee of any other entity which had officers who served on the Board or our Compensation Committee.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

All of our officers serve at the discretion of the Board. The persons listed below are our executive officers:

Name	Age	Positions with our Company
Lloyd McAdams	59	Chairman of the Board, President and Chief Executive Officer
Thad M. Brown	55	Chief Financial Officer, Treasurer and Secretary
Joseph E. McAdams	36	Chief Investment Officer, Executive Vice President and Director
Heather U. Baines	63	Executive Vice President
Charles J. Siegel	55	Senior Vice President—Finance
Evangelos Karagiannis	43	Vice President and Portfolio Manager
Bistra Pashamova	34	Vice President and Portfolio Manager
Claus H. Lund	54	Chief Executive Officer, Belvedere Trust Mortgage Corporation
Russell J. Thompson	47	Chief Financial Officer, Belvedere Trust Mortgage Corporation

Biographical information regarding each executive officer other than Lloyd McAdams and Joseph E. McAdams is set forth below. Lloyd McAdams’ and Joseph E. McAdams’ biographical information is set forth above under “Election of Directors.”

Thad M. Brown has been the Chief Financial Officer, Treasurer and Secretary of our company since June 2002. Mr. Brown has also been a manager and Chief Financial Officer of BT Management since its formation. Mr. Brown has also been the Chief Operating Officer, Secretary and Treasurer of PIA since April 2002. From 1999 to 2002, Mr. Brown was President and Chief Executive Officer of Wealthpoint, a financial consulting and investment advisory firm. From 1987 until 1999, Mr. Brown associated with Provident Investment Counsel, eventually becoming its Chief Operating Officer and Senior Vice President. Mr. Brown began his career with Touche Ross & Co. Mr. Brown graduated magna cum laude from Metropolitan State College, holds a master’s degree in tax law from the University of Denver, is a Certified Public Accountant, and received the Personal Financial Specialist designation from the American Institute of Certified Public Accountants and the Certified Financial Planner designation from the CFP Board.

Heather U. Baines has been an Executive Vice President of our company since its formation. Ms. Baines served as an Executive Vice President of our management company from its formation until its merger with our company. Since 1987, Ms. Baines has held the position of President and Chief Executive Officer of PIA. From 1978 to 1987, Ms. Baines was employed by Security Pacific Investment Managers, Inc., ultimately holding the position of Senior Vice President and Director. Ms. Baines holds a bachelors degree from Antioch College.

Charles J. Siegel joined our company in October 2004 and has served as Senior Vice President—Finance, since January 2005. From February 2003 to September 2004, Mr. Siegel was affiliated with Borrowers Best Mortgage Company, L.P., a mortgage originator, initially as a consultant and then as the company’s Chief Financial Officer. From October 2001 to February 2003, Mr. Siegel served as the Chief Financial Officer of Instafi.com, a mortgage originator. From 2000 to October 2001, Mr. Siegel was an independent consultant and also worked as a financial planner. From December 1999 until August 2000, Mr. Siegel served as a consultant to PacificAmerica Money Center, where he had served as Chief Financial Officer from 1993 until October 1999. PacificAmerica Money Center filed for bankruptcy protection in November 1999. Mr. Siegel began his career with KPMG, LLP. Mr. Siegel holds a Bachelor of Science degree from Syracuse University and is a Certified Public Accountant.

Evangelos Karagiannis has been a Vice President and Portfolio Manager of our company since its formation. Mr. Karagiannis served as a Vice President of our management company from its formation until its merger with our company. Mr. Karagiannis joined PIA in 1992 and holds the position of Vice President. Mr.

Karagiannis serves as Fixed Income Portfolio Manager with a specialty in mortgage-backed securities and is also responsible for PIA’s quantitative research. Mr. Karagiannis has been the author, and co-author with Mr. McAdams, of articles on fixed income portfolio management and for PIA’s internal research. Mr. Karagiannis holds a Doctor of Philosophy degree in physics from the University of California at Los Angeles, or UCLA, and, prior to joining PIA, was a postdoctoral fellow at UCLA, where he was a Fulbright Scholar. Mr. Karagiannis is also a Chartered Financial Analyst charterholder.

Bistra Pashamova has been a Vice President of our company since October 2002 and a Portfolio Manager since she joined our company in June 2002. Ms. Pashamova joined PIA in 1997 and holds the position of Vice President. Ms. Pashamova serves as Fixed Income Portfolio Manager with a specialty in mortgage-backed securities. Ms. Pashamova has over six years of investment experience, having started her career at PIA as an investment analyst. Ms. Pashamova holds a master’s degree in economics from the University of Southern California and a Bachelor’s degree in Economics and International Studies from Denison University. Ms. Pashamova is also a Chartered Financial Analyst charterholder.

Claus H. Lund has been the Chief Executive Officer and a director of Belvedere Trust and a manager and the President of BT Management since their formation. Mr. Lund was previously the Executive Vice President of Mortgage Asset Management at Bank of America from September 1992 to November 1998 and Chief Administrative Officer and Senior Vice President of Business Process Outsourcing at Providian Financial from May 1999 to June 2001. Mr. Lund holds a Master of Business Administration degree from UCLA and a Master of Arts from Stanford University for Germanic Studies. Mr. Lund serves as a director of E-LOAN, Inc.

Russell J. Thompson has been the Chief Financial Officer of Belvedere Trust and a manager and Executive Vice President of BT Management since their formation. Mr. Thompson was previously a Vice President and the Manager of Mortgage Capital Markets for a portion of his engagement at Bank of America from October 1994 to September 1999 and Senior Vice President for a portion of his engagement at Providian Financial from September 1999 to November 2003. Mr. Thompson holds a Master of Business Administration from UCLA and a Bachelor of Science in Business from the University of Southern California.

Executive Compensation And Related Matters

The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer and each of our four other most highly compensated executive officers whose aggregate salary and bonus for the 2004 Fiscal Year were in excess of $100,000, for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2002, 2003 and 2004 (the “Named Executive Officers”). Prior to the merger of our company and our external management company in June 2002, we did not pay any annual cash compensation to our executive officers for their services as executive officers. Following the merger, we are required to pay our executive officers compensation, including those executive officers whose employment agreements we assumed.

SUMMARY COMPENSATION TABLE

	Year(1)	Annual Compensation			Long-Term Compensation		All Other Compensation ($)
Name and Principal Position		Salary ($)	Bonus ($)		Restricted Stock Awards ($)(2)	Securities Underlying Options(#)
Lloyd McAdams Chairman, Chief Executive Officer and President	2004 2003 2002	455,198 252,474 135,416	1,245,099 1,807,334 1,419,258	(3) (3) (5)	— — 265,000	90,000 99,500 119,725	73,333 22,182 200,000	(4) (4) (6)

Thad M. Brown(7) Chief Financial Officer, Treasurer and Secretary	2004 2003 2002	150,000 147,129 27,083	100,000 100,000 81,724	(7)	— — —	30,000 38,700 30,000	— — —

Joseph E. McAdams Chief Investment Officer, Executive Vice President and Director	2004 2003 2002	338,531 252,474 133,283	972,564 1,414,670 1,120,753	(3) (3) (8)	— — 265,000	75,000 82,900 140,000	20,000 — —	(9)

Heather U. Baines Executive Vice President	2004 2003 2002	50,495 50,495 27,083	160,313 230,979 183,918	(3) (3) (3)	— — 265,000	21,000 27,600 64,520	— — —

Bistra Pashamova(10) Vice President	2004 2003	105,000 105,000	267,189 348,429	(3) (3)	— —	30,000 33,100	— —

(1)	Prior to our merger with our external manager on June 13, 2002, we did not pay any annual compensation to our executive officers for their services as executive officers. All compensation shown for the year 2002 was earned during the period from June 13, 2002 until December 31, 2002.

(2)	Represents restricted stock grants of 20,000 shares each, which grants vest in equal, annual installments over ten years following the date of the merger with our external manager on June 13, 2002. Dividends are paid on restricted stock.

(3)	Includes amounts earned under our 2002 Incentive Compensation Plan.

(4)	Represents $22,182 and $23,333 in interest on deferred compensation during 2003 and 2004, respectively and $50,000 in compensation earned during 2004 but paid by BT Management in 2005.

(5)	Represents amounts earned under our 2002 Incentive Compensation Plan, of which $200,003 was paid through the issuance of 17,778 shares of common stock pursuant to our 1997 Stock Option and Awards Plan.

(6)	Represents amounts earned under our 2002 Incentive Compensation Plan and deferred pursuant to our Deferred Compensation Plan.

(7)	Mr. Brown became an executive officer of our company upon the merger with our external manager on June 13, 2002. $35,424 of Mr. Brown’s 2002 bonus was earned under our 2002 Incentive Compensation Plan.

(8)	Represents amounts earned under our 2002 Incentive Compensation Plan, of which $150,008 was paid through the issuance of 13,334 shares of common stock pursuant to our 1997 Stock Option and Awards Plan.

(9)	Represents $20,000 in compensation earned during 2004 but paid by BT Management in 2005.

(10)	Ms. Pashamova became an executive officer of our company on August 6, 2003.

Options Granted in 2004

The following table sets forth information regarding stock options granted to our Named Executive Officers during 2004:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(2)	Percent of Total Options Granted to Employees in Fiscal Year(3)	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(1)
					5%($)	10%($)
Lloyd McAdams	90,000	20%	12.47	4/20/09	310,071	685,175

Thad M. Brown	30,000	7%	12.47	4/20/09	103,357	228,392

Joseph E. McAdams	75,000	17%	12.47	4/20/09	258,392	570,979

Heather U. Baines	21,000	5%	12.47	4/20/09	72,350	159,874

Bistra Pashamova	30,000	7%	12.47	4/20/09	103,357	228,392

(1)	The amounts under the columns labeled “5%” and “10%” are included pursuant to certain rules promulgated by the SEC and are not intended to forecast future appreciation, if any, in the price of our common stock. The amounts are calculated by using the closing market price of a share of common stock on the grant date as reported by the American Stock Exchange and assuming annual compounded stock appreciation rates of 5% and 10% over the full term of the option. The reported amounts are based on the assumption that the named persons hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of our common stock.

(2)	Options were granted on April 20, 2004 and vested one year after the date of the grant.

(3)	Based on options to purchase an aggregate of 452,000 shares of common stock granted to our employees and directors during the year ended December 31, 2004.

2004 Year-End Option Values

The following table provides information with respect to our Named Executive Officers concerning the exercise of options during 2004 and unexercised options held by them at the end of the year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END VALUES

	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at 2004 Year-End(#)(2)		Value of Unexercised in-the-Money Options at 2004 Year-End($)(3)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Lloyd McAdams	15,504	25,582	291,536	67,500	776,529	—
Thad M. Brown	30,000	87,300	46,200	22,500	—	—
Joseph E. McAdams	—	—	241,650	56,250	696,150	—
Heather U. Baines	—	—	126,520	15,750	689,820	—
Evangelos Karagiannis	—	—	40,600	22,500	—	—
Bistra Pashamova	—	—	70,600	22,500	—	—

(1)	Based upon the market price of the purchased shares on the exercise date less the exercise price paid for those shares.

(2)	Includes 15,292 shares issuable upon the exercise of options pursuant to accrued dividend equivalent rights, or DERs, granted in conjunction with such options, of which 7,131 are held by Lloyd McAdams and 8,161 are held by Heather U. Baines. During 2001, all DERs were truncated and ceased to accrue.

(3)	Determined on the basis of the closing sales price per share of our common stock on the NYSE on December 31, 2004 ($10.71 per share), less the option exercise price payable per share.

Long-Term Incentive Plans and Other Matters

On June 13, 2002, upon the closing of the merger with our external manager, we adopted our 2002 Incentive Compensation Plan. Under the incentive compensation plan, eligible employees who are granted awards under the plan have the opportunity to earn incentive compensation for each fiscal quarter. The total aggregate amount of compensation that may be earned by all employees equals a percentage of net income, before incentive compensation, in excess of the amount that would produce an annualized return on average net worth equal to the ten-year U.S. Treasury Rate plus 1% (the “Threshold Return”). In any fiscal quarter in which our net income is an amount less than the amount necessary to earn the Threshold Return, we will calculate negative incentive compensation for that fiscal quarter which will be carried forward and offset against future incentive compensation due under the plan, but only with respect to those participants who were participants during the fiscal quarter(s) in which negative incentive compensation was generated.

The percentage of net income in excess of the Threshold Return earned under the plan by all employees is calculated based on our quarterly average net worth, as defined in the incentive compensation plan. The percentage rate used in this calculation is based on a blended average of the following tiered percentage rates: 25% for the first $50 million of average net worth; 15% for the average net worth between $50 million and $100 million; 10% for the average net worth between $100 million and $200 million; 5% for the average net worth in excess of $200 million. The incentive compensation plan requires that we pay all amounts earned thereunder each year (subject to offset for accrued negative incentive compensation), and we will be required to pay a percentage of such amounts to certain of our executives pursuant to the terms of their employment agreements.

On January 15, 2003, we adopted the Anworth Mortgage Asset Corporation Deferred Compensation Plan, or the Deferred Compensation Plan. We amended the plan effective January 1, 2005 to comply with Section 409A of the Code enacted as part of the American Jobs Creation Act of 2004. The Deferred Compensation Plan permits our eligible officers to defer the payment of all or a portion of their cash compensation that otherwise would be in excess of the $1,000,000 annual limitation on deductible compensation imposed by Section 162(m) of the Code (based on the officers’ compensation and benefit elections made prior to January 1 of the calendar year in which the compensation will be deferred). Under this limitation, compensation paid to our Chief Executive Officer and our four other highest paid officers is not deductible by us for income tax purposes to the extent the amount paid to any such officer exceeds $1,000,000 in any calendar year, unless such compensation qualifies as performance-based compensation under Section 162(m). The Board designates the eligible officers who may participate in the Deferred Compensation Plan from among the group consisting of our Chief Executive Officer and our other four highest paid officers. To date, the board has designated Lloyd McAdams, our Chairman, President and Chief Executive Officer, and Joseph McAdams, our Chief Investment Officer and Executive Vice President, as the only officers who may participate in the Deferred Compensation Plan. Each eligible officer becomes a participant in the Deferred Compensation Plan by making a written election to defer the payment of cash compensation. With certain limited exceptions, the election must be filed with us before January 1 of the calendar year in which the compensation will be deferred. The election is effective for the entire calendar year and may not be terminated or modified for that calendar year. If a participant wishes to defer compensation in a subsequent calendar year, a new deferral election must be made before January 1 of that subsequent year.

We also maintain our 2004 Equity Compensation Plan, which authorizes the grant of options and other stock-based awards to eligible persons. Our 2004 Equity Compensation Plan authorizes the Board, or a committee of the Board, to grant incentive stock options as defined under section 422 of the Internal Revenue Code of 1986, as amended, options not so qualified, restricted stock, phantom stock, dividend equivalent rights and stock appreciation rights. The exercise price for any incentive stock option granted under the 2004 Equity Compensation Plan may not be less than 100% of the fair market value of the shares of common stock on the date the option is granted. For non-qualified options, however, the exercise may be less than 100% of the fair market value of the shares of common stock on the grant date. The maximum number of shares with respect to which any options may be granted in any one calendar year to any grantee shall not exceed 250,000, and the maximum number of shares that may underlie grants, other than grants of options, in any one calendar year to any grantee shall not exceed 250,000.

As of March 31, 2005, an aggregate of 3.5 million shares of our common stock had been reserved under our 2004 Equity Compensation Plan through any combination of stock options or other awards. As of March 31, 2005, 1,639,804 shares remained available for future issuance under our 2004 Equity Compensation Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 with respect to our common shares issuable under our equity compensation plans:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,383,670	$12.042	1,639,804
Equity compensation plans not approved by security holders(2)	N/A	N/A	N/A

Total	1,383,670	$12.042	1,639,804

(1)	The Anworth 2004 Equity Compensation Plan allows for the granting of stock options and other awards to eligible individuals, which generally includes directors, officers, employees and consultants. The plan does not segregate the number of securities remaining available for future issuance among stock options and other awards. The 1,639,804 shares authorized for future issuance represents the total number of shares available through any combination of stock options or other awards.

(2)	The Company has not authorized the issuance of its equity securities under any plan not approved by security holders.

Employment Agreements

Upon the closing in June 2002 of the merger with our external manager, Anworth Mortgage Advisory Corporation, we assumed the existing employment agreements of Lloyd McAdams, Joseph E. McAdams and Heather U. Baines. These agreements have been modified by addenda entered into between us and each of the executives as described below. Pursuant to the terms of the employment agreements, Lloyd McAdams serves as our President, Chairman and Chief Executive Officer, Joseph E. McAdams serves as our Executive Vice President and Heather U. Baines serves as Executive Vice President. Lloyd McAdams receives a $600,000 annual base salary, Joseph E. McAdams receives a $400,000 base salary and Heather U. Baines receives a $50,000 annual base salary.

These employment agreements, as modified by the addenda, also have the following provisions:

•	the three executives are entitled to participate in the 2002 Incentive Compensation Plan and each of these individuals are provided a minimum percentage of the amounts earned under such plan. Lloyd McAdams is entitled to 45% of all amounts paid under the plan; Joseph E. McAdams is entitled to 25% of all amounts paid under the plan, and Heather U. Baines is entitled to 5% of all amounts paid under the plan. The three executives may be paid up to 50% of their respective incentive compensation earned under such plan in the form of common stock;

•	the 2002 Incentive Compensation Plan may not be amended without the consent of the three executives;

•	in the event of a registered public offering of our shares, the three executives are entitled to piggyback registration rights in connection with such offering;

•	in the event any of the three executives is terminated without “cause” or if they terminate for “good reason”, or in the case of Lloyd McAdams or Joseph E. McAdams, their employment agreements are not renewed, then the executives would be entitled to: (1) all base salary due under the contracts, (2) all discretionary bonus due under the contracts, (3) a lump sum payment of an amount equal to three years of the executive’s then-current base salary, (4) payment of COBRA medical coverage for eighteen months, (5) immediate vesting of all pension benefits, (6) all incentive compensation to which the executives would have been entitled to under the contract prorated through the termination date, and (7) all expense reimbursements and benefits due and owing the executives through the termination. In addition, under these circumstances Lloyd McAdams and Joseph E. McAdams would each be entitled to a lump sum payment equal to 150% of the greater of (i) the highest amount paid or payable to all employees under the 2002 Incentive Compensation Plan during any one of the three fiscal years prior to their termination, and (ii) the highest amount paid, or that would be payable, under the plan during any of the three fiscal years following their termination. Ms. Baines would also be entitled to a lump sum payment equal to all incentive compensation that Ms. Baines would have been entitled to under the plan during the three year period following her termination;

•	the three executives received restricted stock grants of 20,000 shares each, which grants vest in equal, annual installments over ten years following the effective date of the merger; and

•	the three executives are each subject to a one-year non-competition provision following termination of their employment.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Our executive compensation program is administered by the Compensation Committee of the Board. The Compensation Committee is responsible for approving the compensation package of each executive officer as well as administering our 2004 Equity Compensation Plan and our 2002 Incentive Compensation Plan. In making decisions regarding executive compensation, the Compensation Committee considers the input of our management and other directors.

Management Incentives to Maximize Performance. The Compensation Committee’s primary objective in designing our executive compensation policy is to provide the proper incentives to management to maximize our performance in order to serve the best interests of our stockholders. We have sought to achieve this objective through the granting of stock options and awards under our 2004 Equity Compensation Plan, the award of compensation pursuant to our 2002 Incentive Compensation Plan and employment agreements with certain of our executive officers.

In determining the total amount and mixture of the compensation package for each executive officer, the Compensation Committee subjectively considers individual performance, including past and expected contribution to our goals of each executive officer, our overall performance, our long-term needs and goals and such other factors as the Compensation Committee determines to be appropriate. Compensation may be in the form of cash, stock options or other awards or other forms of compensation determined appropriate by our Compensation Committee, subject to the rights of certain executives to be paid a minimum percentage of amounts earned pursuant to our 2002 Incentive Compensation Plan. In addition, pursuant to employment agreements with certain of our executive officers, annual base compensation for those officers equals the greater of a minimum dollar amount or a percentage of our book value, with a maximum limit. This arrangement was established based upon our view that successful performance by our company would result in our ability to raise additional capital.

Our 2002 Incentive Compensation Plan is tied directly to the performance of our company and is designed to incentivize our key employees to maximize our return on equity. The total aggregate amount of compensation that may be earned quarterly by all employees under the plan equals a percentage of taxable net income, before incentive compensation, in excess of the amount that would produce an annualized return on average net worth equal to the ten-year U.S. Treasury Rate plus 1%, or the threshold return. In any quarter in which our taxable net income is an amount less than the amount necessary to earn the threshold return, we will calculate negative incentive compensation for that fiscal quarter which will be carried forward and will offset future incentive compensation earned under the incentive plan with respect to participants who were participants during the fiscal quarter(s) in which negative incentive compensation was generated.

Long-Term Management Performance. The Compensation Committee believes that the long-term commitment of our current management team is a crucial factor in our future performance. To ensure the long-term commitment of our management team, we assumed and modified employment contracts with certain of our executive officers upon the merger with our external manager. These employment agreements are described in detail under the heading “Employment Agreements” above. Consistent with the foregoing, we have structured our executive compensation policies to promote the long-term performance and commitment of our management.

Long-term incentive compensation is realized through granting of stock options and other stock awards to executive officers. Stock options and other stock awards are granted by us to aid in the retention and to align the interests of our executive officers with those of our stockholders. In addition, the Compensation Committee believes that the grant of an equity interest serves to link management interests with stockholder interests and to motivate executive officers to make long-term decisions that are in the best interests of our company and our stockholders and also provides an incentive to maximize stockholder value.

Compensation of officers of BT Management. The compensation paid to by BT Management to its officers who are also our officers is determined by the board of managers of BT Management, subject to the oversight of the Compensation Committee. The Compensation Committee reviews the amount of compensation received by our officers from BT Management, and approves the compensation received by our Chief Executive Officer from BT Management, to ensure that the compensation paid to our officers is appropriate and fair to us.

Compensation of Chief Executive Officer. The total compensation for 2004 of Lloyd McAdams, our Chairman and Chief Executive Officer, was established pursuant to his employment agreement which was assumed and modified upon the merger with our external manager. Mr. McAdams’ compensation for 2004 was established using substantially the same criteria used to determine compensation levels for our other executive officers which are discussed in this report. The amounts paid to Mr. McAdams in the form of base salary and incentive compensation was determined by the Compensation Committee subject to a requirement in Mr. McAdams’ employment contract that he be paid at least 45% of amounts earned under our 2002 Incentive Compensation Plan. The Compensation Committee believes that the compensation arrangements with Mr. McAdams provide a incentive to Mr. McAdams to increase the long-term value of our company to our stockholders.

Section 162(m) of the Internal Revenue Code. The Compensation Committee periodically reviews the potential implications of Section 162(m) of the tax code. This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its named executive officers unless the compensation is performance-based within the meaning of Section 162(m). Although the Compensation Committee will consider various alternatives for preserving the deductibility of compensation payments, the committee reserves the right to award compensation to our executives that may not qualify under Section 162(m) as deductible compensation. Alternatively, at the election of our eligible executives, such compensation may be deferred pursuant to our Deferred Compensation Plan until future periods to mitigate the effects of Section 162(m).

Conclusion. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the interests of each executive officer and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner for both the short and long-term.

Respectfully Submitted by the Compensation

Committee of the Board of Directors,

Charles H. Black

Joe E. Davis

Charles F. Smith

Lee A. Ault, III

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 15, 2005, the record date of the annual meeting, there were 47,376,618 shares of our common stock outstanding. The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of that date by (i) each of our directors or director nominee, (ii) each of our executive officers, (iii) each person who is known to us to beneficially own more than 5% of our common stock and (iv) all of our directors, director nominees and executive officers as a group. The number of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days of April 15, 2005 through the exercise of any stock option or other right. Unless otherwise noted, we believe that each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Officers
Lloyd McAdams(1)	920,569		1.9%
Thad M. Brown(2)	46,200		*
Joseph E. McAdams(3)	313,593		*
Heather U. Baines(4)	700,853		1.5%
Charles J. Siegel	—
Evangelos Karagiannis(5)	46,200		*
Bistra Pashamova(6)	70,600		*
Claus H. Lund(7)	12,500		*
Russell J. Thompson(8)	12,500		*
Charles H. Black(9)	37,682		*
Joe E. Davis(10)	36,682		*
Lee A. Ault, III(11)	26,100		*
Charles F. Smith(12)	25,100		*
Robert C. Davis	—		*
All Directors, the Nominee and Officers as a Group (13 Persons)(13)	1,682,046	(14)	3.6%

5% Stockholders
Barclay’s Global Investors, N.A.(15)	3,502,008		7.4%
Wasatch Advisors, Inc.(16)	2,639,215		5.6%

*	Less than 1%

(1)	Includes (i) 532,833 shares held by Lloyd McAdams and Heather U. Baines as community property, (ii) 291,536 shares subject to stock options exercisable within 60 days of April 15, 2005 and (iii) 33,700 shares owned by the McAdams Family Foundation of which Lloyd McAdams is a director. Mr. McAdams shares voting and investment power over the shares held by the Foundation and disclaims any beneficial interest in the shares held by this entity.

(2)	Includes 46,200 shares subject to stock options exercisable within 60 days of April 15, 2005.

(3)	Includes 241,650 shares subject to stock options exercisable within 60 days of April 15, 2005. Includes 33,700 shares owned by the McAdams Family Foundation of which Joseph McAdams is a director. Mr. McAdams shares voting and investment power over the shares held by the Foundation and disclaims any beneficial interest in the shares held by this entity.

(4)	Includes (i) 532,833 shares held by Lloyd McAdams and Heather U. Baines as community property and (ii) 126,520 shares subject to stock options exercisable within 60 days of April 15, 2005.

(5)	Includes 40,600 shares subject to stock options exercisable within 60 days of April 15, 2005.

(6)	Includes 70,600 shares subject to stock options exercisable within 60 days of April 15, 2005.

(7)	Includes 12,500 shares subject to stock options exercisable within 60 days of April 15, 2005.

(8)	Includes 12,500 shares subject to stock options exercisable within 60 days of April 15, 2005.

(9)	Includes 32,682 shares subject to stock options exercisable within 60 days of April 15, 2005.

(10)	Includes 32,682 shares subject to stock options exercisable within 60 days of April 15, 2005.

(11)	Includes 22,100 shares subject to stock options exercisable within 60 days of April 15, 2005.

(12)	Includes 25,100 shares subject to stock options exercisable within 60 days of April 15, 2005.

(13)	Each of our directors and officers may be reached at 1299 Ocean Avenue, Suite 250, Santa Monica, California 90401, telephone (310) 255-4493.

(14)	Includes 1,117,200 shares subject to stock options exercisable within 60 days of April 15, 2005.

(15)	Based on Schedule 13G filed on February 14, 2005 by Barclay’s Global Investors, NA, whose address is 45 Fremont Street, San Francisco, California 94105

(16)	Based on Schedule 13G/A filed on February 14, 2005 by Wasatch Advisors, Inc., whose address is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

TOTAL RETURN COMPARISON

The following graph presents a total return comparison of our common stock with the Standard & Poor’s 500 Index and the National Association of Real Estate Investment Trusts, Inc. Mortgage REIT Index.

TOTAL RETURN COMPARISON SINCE OUR COMMENCEMENT OF OPERATIONS

THROUGH DECEMBER 31, 2004

[ ]

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Anworth Mortgage Asset Corporation	100	102	271	443	569	485
S&P Composite-500 Index	100	91	115	90	115	128
NAREIT Mortgage REIT Index	100	116	206	270	423	575

The total return reflects stock price appreciation, if any, and the value of dividends for our common stock and for each of the comparative indices. The graph assumes that $100 was invested on December 31, 1999 (or the first trading day thereafter) in our common stock, that $100 was invested in each of the indices on December 31, 1999 (or the first trading day thereafter) and that all dividends were reinvested. The total return performance shown in this graph is not necessarily indicative of and is not intended to suggest future total return performance. Measurement points are at the last trading day of the fiscal years represented above.

The preceding Stock Performance Graph, Audit Committee Report and Compensation Committee Report are not considered proxy solicitation materials and are not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate future filings made by us under those statutes, the Stock Performance Graph, Audit Committee Report and Compensation Committee Report shall not be incorporated by reference into any such prior filings or into any future filings made by us under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Pacific Income Advisers, Inc.

On June 13, 2002, we entered into a sublease with PIA, a company owned by a trust controlled by Lloyd McAdams, our President, Chairman and Chief Executive Officer, and Heather U. Baines, an Executive Vice President. Under the sublease, as amended on July 8, 2003, we lease approximately 5,500 square feet of office space from PIA and currently pay $46.72 per square foot in rent to PIA. The sublease runs through June 20, 2012 unless earlier terminated pursuant to the master lease. During 2004, we paid $253,196 as office rental to PIA.

At December 31, 2004, the future minimum lease commitment is as follows:

Year	2005	2006	2007	Thereafter	Total Commitment
Commitment Amount	$260,792	$268,611	$276,669	$1,350,241	$2,156,313

On October 14, 2002, we entered into an administrative agreement with PIA. Under the administrative agreement, PIA provides administrative services and equipment to us in the nature of accounting, human resources, operational support and information technology, and we pay an annual fee of 7 basis points on the first $225 million of stockholder equity and 3.5 basis points thereafter (paid quarterly in advance) for those services. The administrative agreement is for an initial term of one year and will renew for successive one year terms thereafter unless either party gives notice of termination at least 90 days before the expiration of the then current annual term. We may also terminate the administrative agreement upon 30 days notice for any reason and immediately if there is a material breach by PIA. We paid fees of $249,396 to PIA in 2004 in connection with this agreement.

Belvedere Trust Mortgage Corporation

On November 3, 2003, we formed our wholly-owned subsidiary Belvedere Trust. Belvedere Trust was formed to acquire, own and securitize mortgage loans, with a focus on the high credit-quality jumbo adjustable-rate, hybrid and second-lien mortgage markets. Belvedere Trust acquires mortgage loans, securitizes a substantial amount of these mortgage loans and then retains a portion of those mortgage-backed securities, while selling the balance to third parties in the secondary market. The mortgage-backed securities it retains retained are purchased by one of our qualified REIT subsidiaries to maximize tax efficiency on the interest income on those securities. Belvedere Trust was formed as a qualified REIT subsidiary, but it structures securitizations through taxable REIT subsidiaries (which generally are taxed as C corporations subject to full corporate taxation), which in turn establish special purpose entities that issue securities through real estate mortgage investment conduit (“REMIC”) trusts. Since its formation, Belvedere Trust has become an increasingly important part of our overall operations and, at December 31, 2004, Belvedere Trust’s assets comprised 37% of our overall assets. As of December 31, 2004, we had made an investment of approximately $96 million in Belvedere Trust to capitalize its mortgage operations.

On November 3, 2003, we also formed BT Management, which is owned 50% by us, 27.5% by Claus H. Lund, the Chief Executive Officer of Belvedere Trust, 17.5% by Russell J. Thompson, the Chief Financial Officer of Belvedere Trust, and 5% by Lloyd McAdams, our Chairman and Chief Executive Officer. BT Management has entered into a management agreement with Belvedere Trust pursuant to which BT Management will manage the day-to-day operations of Belvedere Trust in exchange for an annual base management fee and a quarterly incentive fee. The annual base management fee is equal to 1.15% of the first $300 million of average net invested assets (as defined in the management agreement), plus 0.85% of the portion above $300 million. The incentive fee for each fiscal quarter is equal to 20% of the amount of net income of Belvedere Trust, before incentive compensation, for such quarter in excess of the amount that would produce an annualized return on equity (calculated by multiplying the return on equity for such fiscal quarter by four) equal to the Ten-Year U.S. Treasury Rate for such fiscal quarter plus 1%.

The management agreement requires that Belvedere Trust pay all amounts earned thereunder each quarter (subject to offset for accrued negative incentive compensation). For the year ended December 31, 2004, Belvedere Trust paid BT Management incentive compensation of $714,000.

Certain of our executive officers serve as officers and directors of Belvedere Trust and officers and managers of BT Management Company. Our employees who are also employed by BT Management Company may receive compensation from BT Management in the form of salary, employee benefits and incentive compensation. The compensation of all BT Management Company employees is the responsibility of the BT Management Company board of managers. However, compensation paid by BT Management to our executive officers who also serve as officers, managers or employees of BT Management is subject to approval of the Compensation Committee of the Board.

BT Management has also entered into employment agreements with Messrs. Lund and Thompson whereby Mr. Lund serves as the President of BT Management and Mr. Thompson serves as Executive Vice President and Treasurer of BT Management. The employment agreements are for a term of three years and automatically renew for one-year terms unless written notice is provided by either party ninety days prior to the end of the current term.

Indemnification Agreements

In addition to the indemnification provisions contained in our articles of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify each such director or officer to the fullest extent permitted by Maryland law against expenses (including attorneys’ fees), judgments, fines and settlements incurred by such individual in connection with any action, suit or proceeding by reason of such individual’s status or service as a director or officer (other than liabilities with respect to which such individual receives payment from another source, arising in connection with certain final legal judgments, arising from knowing fraud, deliberate dishonesty, willful misconduct, in connection with assertions by such individuals not made in good faith or which are frivolous or which we are prohibited by applicable law from paying) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

Family Relationships

Lloyd McAdams and Heather U. Baines are husband and wife and Lloyd McAdams and Joseph E. McAdams are father and son.

AUDIT COMMITTEE

Audit Committee Report

The following is the report of the Audit Committee with respect to our audited financial statements for 2004, which include our consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004, and the notes thereto.

Composition. The Audit Committee of the Board is comprised of four directors and operates under a written charter adopted by the Board. All members of the Audit Committee are financially literate and are “independent,” as defined in Rule 10A-3 under the Exchange Act and the rules of the NYSE.

Responsibilities. The responsibilities of the Audit Committee include recommending to the Board an accounting firm to be engaged as our independent accountants and auditors. Management has primary responsibility for our internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to oversee these processes and the activities of our internal audit department.

Review with Management and Independent Accountants. The Audit Committee has reviewed our consolidated audited financial statements and met separately, and held discussions with, management and BDO Seidman, LLP, our independent accountants and auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with BDO Seidman, LLP matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

Our independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent accountants, BDO Seidman, LLP, the firm’s independence.

Conclusion. Based upon the Audit Committee’s discussions with management and the independent accountants, the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC.

Reappointment of Independent Auditors. In March 2005, the Audit Committee recommended to the Board the reappointment of BDO Seidman, LLP as our independent accountants and auditors for the fiscal year ending December 31, 2005.

Respectfully submitted by the Audit

Committee of the Board of Directors,

Joe E. Davis

Charles H. Black

Charles F. Smith

Lee A. Ault, III

Audit and Related Fees

The following table presents fees for professional audit services rendered by BDO Seidman, LLP for the audit of our company’s annual financial statements for the years ended December 31, 2004 and December 31, 2003, and fees billed for other services rendered by BDO Seidman, LLP during 2003 and 2004.

	2004	2003
Audit fees	$375,000	$60,695
Audit-related fees	137,000	—
Tax fees	40,000	—
Other fees	0	—

Total:	$552,000	$60,695

The following table presents fees billed for other services rendered by PricewaterhouseCoopers LLP during 2003 and 2004.

	2004	2003
Audit fees	—	$52,502
Audit-related fees	36,000	—
Tax fees	—	10,000
Other fees(1)	—	77,230

Total:	$36,000	$139,732

(1)	Comprised of fees incurred in connection with quarterly reviews and comfort letters.

Preapproval Policies and Procedures

Consistent with SEC policies regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent auditor. At the beginning of the fiscal year, the Audit Committee pre-approves the engagement of the independent auditor to provide audit services based on fee estimates. The Audit Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Audit Committee receives a report at each meeting on the status of services provided or to be provided by the independent auditor and the related fees.

PROPOSAL NO. 2:

RATIFICATION OF BDO SEIDMAN, LLP

AS INDEPENDENT ACCOUNTANTS

BDO Seidman, LLP was recommended by the Audit Committee of the Board to act in such capacity for the fiscal year ending December 31, 2005, subject to ratification by the stockholders.

On December 8, 2003, the Audit Committee of the Board voted to dismiss PricewaterhouseCoopers LLP as our independent accountants and auditors and to engage the services of the firm of BDO Seidman, LLP to serve as our independent public accountants and auditors for the 2003 fiscal year.

PricewaterhouseCoopers LLP’s reports on our consolidated financial statements for each of the years ended December 31, 2002 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the fiscal years ended December 31, 2002 and 2001 and through December 8, 2003, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement(s) in connection with its reports on our financial statements as of December 31, 2002 and 2001 and for the years then ended. During the fiscal years ended December 31, 2002 and 2001 and through December 8, 2003, there were no “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K.

We requested and PricewaterhouseCoopers LLP furnished us with a letter addressed to the SEC stating whether or not it agrees with the statements made in the paragraph above. A copy of the letter from PricewaterhouseCoopers LLP dated December 8, 2003 was filed as Exhibit 16.1 to our Current Report on Form 8-K dated December 8, 2003.

Effective December 8, 2003, we engaged BDO Seidman, LLP as our independent accountants. During the two years ended December 31, 2002 and through December 8, 2003, neither we nor anyone on our behalf consulted BDO Seidman, LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, nor did BDO Seidman, LLP provide to us during such time a written report or oral advice regarding such principles or audit opinion.

We have been advised by BDO Seidman, LLP that the firm has no relationship with our company or its subsidiaries or affiliates other than that arising from the firm’s engagement as auditors, tax advisors and consultants. If the selection of BDO Seidman, LLP is not ratified by the affirmative vote of at least a majority of the shares casting votes on the matter at the meeting, or if prior to the annual meeting, BDO Seidman, LLP should decline to act or otherwise become incapable of acting, or if its employment should be otherwise discontinued by the Board, then in any such case the Board will appoint other independent auditors whose employment for any period subsequent to the 2005 annual meeting will be subject to ratification by the stockholders at the 2005 annual meeting.

A representative of BDO Seidman, LLP will be present in person at the annual meeting to make a statement if he or she desires, and to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of all votes cast on the matter at a meeting at which a quorum is present is necessary to ratify the appointment of BDO Seidman, LLP as our independent accountants.

The Board recommends that you vote FOR the ratification of BDO Seidman, LLP as independent accountants for the fiscal year ending December 31, 2005. Proxies received will be so voted unless stockholders specify otherwise in the proxy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors, officers and persons holding more than 10% of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the SEC. Such persons are also required to furnish us copies of the forms so filed. Based solely upon a review of copies of such forms filed with us, we believe that during 2004, our officers and directors complied with the Section 16(a) filing requirements on a timely basis, except for the delinquent filing by Charles Siegel, our Senior Vice President—Finance, of the filing of his Form 3 upon becoming a reporting person.

Expenses of Proxy Solicitation

Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies, and we will reimburse such brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock. Our directors, officers and employees may solicit proxies by telephone or in person (but will receive no additional compensation for such solicitation). We will bear the expense of this proxy solicitation.

Annual Report

A copy of the annual report to stockholders of our company for the 2004 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Stockholder Proposals for 2005 Annual Meeting

Proposals of stockholders for consideration at the 2006 annual meeting of stockholders must be received by us no later than the close of business on December 19, 2005 in order to be included in our proxy statement and proxy relating to that meeting. In addition, the proxy solicited by the Board for the 2006 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting unless we receive notice of such proposal on or before February 27, 2006.

Procedures for Recommending Director Candidates

Stockholders of our company wishing to recommend director candidates to the Nominating and Corporate Governance Committee must submit their recommendations in writing to the committee, c/o the Secretary, Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Suite 250, Santa Monica, California 90401.

The Nominating and Corporate Governance Committee will consider nominees recommended by our stockholders provided that the recommendation contains sufficient information for the Nominating and Corporate Governance Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the committee receive.

When selecting directors, the Board will review and consider many factors, including those specified in the corporate governance guidelines posted on our website. It considers recommendations from many sources, including members of the Board, management and search firms. From time to time, we may hire search firms to help identify and facilitate the screening and interview process of director nominees. The Nominating and Corporate Governance Committee has full discretion in considering its nominations to the Board.

Deadline and Procedures for Submitting Nominations to the Board

A stockholder wishing to nominate a candidate for election to the Board at the next annual meeting is required to give written notice addressed to the Secretary, Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Suite 250, Santa Monica, California 90401, of his or her intention to make such a nomination. The notice of nomination must be received by our corporate secretary at the address below no later than February 27, 2006.

The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in our bylaws. In addition, the notice of nomination must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under NYSE Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. A nomination which does not comply with the above requirements will not be considered.

Communications to the Board

All communications to the Board, the Board committees or any individual director, must be in writing and addressed to them c/o the Secretary, Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Suite 250, Santa Monica, California 90401. Communications received in writing will be forwarded to the named recipient(s).

April 21, 2005

By Order of the Board of Directors

Thad M. Brown

Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

ANWORTH MORTGAGE ASSET CORPORATION

May 27, 2005

PROOF # 2

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. To elect directors to hold office until the 2006 annual meeting of stockholders or until their successors are elected.

NOMINEES:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

Lloyd McAdams

Lee A. Ault

Charles H. Black

Joe E. Davis

Robert C. Davis

Joseph E. McAdams

2. To ratify the appointment of BDO Seidman, LLP as our independent accountants and auditors for the fiscal year ending December 31, 2005.

FOR AGAINST ABSTAIN

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF (A) NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 2005, (B) THE ACCOMPANYING PROXY STATEMENT AND (C) THE ANNUAL REPORT ON THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE SIX NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROOF # 1

ANWORTH MORTGAGE ASSET CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 27, 2005 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lloyd McAdams and Joseph E. McAdams, or either of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Stockholders of Anworth Mortgage Asset Corporation, to be held on Friday, May 27, 2005 at 10:00 a.m. Pacific Time, and at any adjournment or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as indicated below.

(Continued and to be signed on the reverse side)